Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of American International Group, Inc. of our report dated February 19, 2021 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in American International Group, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2020. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
February 19, 2021